Exhibit 10.2

		Department:	Policy Number:
Human Resources

		Date Issued:	Supersedes Number:
		December 4, 2009	Original

Prepared By:
Human Resources Director / General Counsel Approved By: Compensation Committee

Title:	Flexible Cash Allowance Policy

Flexible Cash Allowance Policy

Effective January 1, 2010, TriMas Corporation will provide a cash allowance for certain senior executives in lieu of any other perquisites (including, but not limited to, car related payments, club dues, and supplemental life insurance).  Executives covered by this policy will receive a cash allowance to be paid in equal payments at the beginning of each financial quarter to be used at the executive’s discretion.

Depending on the executive’s position, participation in the cash allowance policy will be subject to approval by the Compensation Committee.

The cash allowance will be separate from the executive physical benefit that is currently in place for certain senior executives which will continue to be provided at company expense.

Both eligibility to receive and the amount of the cash allowance will be reviewed and adjusted as necessary on an annual basis, in accordance with the compensation review process. The Compensation Committee reserves the right to cancel or modify the terms of the cash allowance policy at any time.

For 2010, participants in the cash allowance policy and the respective allowance paid shall be as follow:

Position	2010 Cash Allowance
President, Chief Executive Officer	$55,000
Chief Financial Officer
General Counsel
Vice President, Finance and Treasurer
President, Packaging Systems

Business Unit Presidents	$25,000

Vice President / Directors	As approved